Exhibit 10(iii)(x)

AMENDMENT TO THE

WHIRLPOOL CORPORATION EXECUTIVE DEFERRED SAVINGS PLAN II

(As Amended and Restated Effective as of January 1, 2009)

THIS AMENDMENT is made this 21st day of December, 2009 by WHIRLPOOL CORPORATION (the “Company”).

WHEREAS, the Company is the sponsor of the Whirlpool Corporation Executive Deferred Savings Plan II (the “Plan”), as last amended and restated effective as of January 1, 2009; and

WHEREAS, on December 15, 2009, the Board of Directors of the Company approved the amendment of Sections A-1.4, and A-8.1, of the Plan, as set forth below; and

WHEREAS, the Company desires to coordinate the contribution percentage under the Whirlpool Corporation 401(k) Plan (the “401(k) Plan”) with those under Supplement A of the Plan; and

WHEREAS the Company desires to further amend the Plan to make certain Employer Matching Contributions under Supplement A of the Plan discretionary; and

WHEREAS, pursuant to Sections 12.1 and A-8.1 of the Plan, the Company has retained the right to make certain amendments to the Plan as is the case with the 401(k) Plan; and

WHEREAS, pursuant to Section A-8.1 of the Plan, the Company has delegated authority to amend Supplement A of the Plan to the undersigned if the intent of the amendment is to make Supplement A consistent with the 401(k) Plan;

NOW THEREFORE, the Plan shall be amended as follows:

1.	Effective as of December 15, 2009, the Plan is hereby amended, by substituting the following for Section A-1.4 of the Plan:

A-1.4            Participation

A person who is eligible to participate in this Supplement A shall become a Participant under this Supplement A as of the first day of the Plan Year next following the Plan Year during which such person meets the eligibility conditions described in Section A-1.3 above, provided however, that the Chief Executive Officer of the Company, or his designee, may in his discretion establish administrative procedures which are consistent with the requirements of Section 409A of the Code pursuant to which a person may become a Participant under this Supplement A immediately upon meeting the eligibility conditions described in Section A-1.3.

2.	Effective as of the date first stated above, the Plan is hereby amended, by substituting the following for Section A-3.1 of the Plan:

A-3.1            Participant Elections to Defer

Prior to the start of each Plan Year, a Participant shall make an irrevocable election to defer a percentage between zero (0%) and fifteen (15%) percent of such Participant’s base salary and a percentage between zero (0%) and fifteen (15%) of such Participant’s Bonus Compensation for that Plan Year under this Supplement A. The election to defer base salary shall be the same percentages that such Participant elects to defer under the 401(k) Retirement Plan; provided, however, that any deferral to the 401(k) Plan in excess of 15% shall be deemed, for purposes of this Plan as an election to defer 15% of base salary. Further, deferrals shall be made under this Supplement A to the extent that deferrals cannot be made under the 401(k) Retirement Plan because of limits under Code Sections 401(a)(17), 402(g) or 415. A

Participant’s separate election for any Plan Year shall also govern the deferral of such Participant’s Bonus Compensation earned in the Plan Year but paid in March of the following Plan Year.

3.	Effective as of the date of first stated above, the Plan is hereby amended, by substituting the following for Section A-4.1 of the Plan:

A-4.1            Employer Matching Contribution Credits

(a)	For each Plan Year the Company, in its sole discretion, shall determine whether the company will make a contribution credit (an “Employer Matching Contribution Credit”) to the Restoration Account of each Participant and the amount of such credit, if any. Any of the Chief Executive Officer, the Executive Vice President and Chief Financial Officer, or the Senior Vice President, Global Human Resources shall individually have the authority to act on behalf of the Company to determine the amount, if any, of Employer Matching Contribution Credit under this Section. If the Company determines that an Employer Matching Contribution shall be made, eligible participants shall receive an amount not to exceed: (a) one hundred percent (100%) of the first three percent (3%) of such Participant’s Total Compensation that such Participant elects to defer under this Supplement A for such year, and (b) fifty percent (50%) of the next two percent (2%) of such Participant’s Total Compensation that such Participant elects to defer under this Supplement A for such Plan Year. The amount of the Employer Matching Contribution Credit for a Participant shall be reduced by the amount of employer matching contributions, if any, made for the Participant under the 401(k) Retirement Plan.

(b)	Notwithstanding the preceding paragraph (a) of this section: (i) a Participant who is a Retirement Zone Participant under the terms of the Whirlpool Employees Pension Plan shall not be eligible to receive an Employer Matching Contribution Credit with respect to any portion of the Participant’s Total Compensation deferred by the Participant while an employee of the Employer in Band 00, 01, 02, 03 or 4a for Plan Years beginning before January 1, 2010; and (ii) a Participant who is a Retirement Zone Participant under the terms of the Whirlpool Employees Pension Plan and who is in Band 4 shall receive an Employer Matching Contribution Credit if the Company determines to make an Employer Matching Contribution Credit, for Plan Years beginning before January 1, 2010 under a special formula based on the percentage shown in subparagraph (c) (to the extent permitted under Section 409A), which shall be reduced by the amount of employer matching contributions, if any, made for the Participant under the 401(k) Retirement Plan, provided that either (i) the Participant is an Employee on the last day of the Plan Year, or (ii) the Participant terminated employment due to death, Disability, or retirement during the Plan Year.

(c)	With respect to Plan Years beginning before January 1, 2010, for a Participant who is a Retirement Zone Participant under the terms of the Whirlpool Employees Pension Plan and who is in Band 4, if the Company determines to make an Employer Matching Contribution Credit, the amount of the Employer Matching Contribution Credit for such each Plan Year, before reduction as described in paragraph (b) above, shall be determined by applying the Company’s matching percentage for that Plan Year by that portion of the Participant’s Total Compensation that such Participant elects to defer under this Supplement A for such year, which shall not exceed five percent (5%) of the Participant’s Total Compensation. Management shall establish performance goals it deems appropriate for paying the Employer Matching Contribution Credit. Once established, management in its sole discretion may revise such performance goals at any time to take into account occurrences other than those occurring in the ordinary course of business for the Plan Year, or other unusual circumstances, including but not limited to (1) the sale or purchase of some or all of the assets or stock of the Company, (2) a material change in the Company’s debt-to-equity ratio, (3) repurchase by the Company of its stock, (4) issuance by the Company of new stock, (5) adjustments to earnings and other financial measures to exclude the effect of unusual or extraordinary items, (6) acquisitions and divestitures, (7) regulatory or legislative changes, and (8) accounting changes. The Company’s actual matching percentage for a Plan Year shall be determined after the end of the Plan Year as the percentage that applies to the actual performance goal attained by the Company for the Plan Year, provided, however, that the matching percentage shall not be less than twenty-five percent (25%).

4.	Effective as of December 15, 2009, the Plan is hereby amended, by substituting the following for Section A-8.1 of the Plan:

A-8.1            Amendment and Termination,

This Supplement A may be amended or terminated in accordance with the provisions of Section 12.1 and Section 12.2 of the Plan, provided however that the Chief Executive Officer of the Company shall also have the authority to amend this Supplement A at any time, and from time to time, with the advice of counsel, in order to make this Supplement A consistent with the 401(k) Retirement Plan, except that any such amendment that disproportionately affects the rights or benefits of the Chief Executive Officer shall be approved by the Human Resources Committee and further, that the Human Resources Committee shall be advised of all amendments to the Plan.

IN WITNESS WHEREOF, Whirlpool Corporation has caused this Amendment to be executed by its duly authorized officers who have hereto set their hands as of the date first set forth above.

Whirlpool Corporation

By:	/s/ Jeff. M. Fettig
Jeff M. Fettig,
Chairman of the Board and Chief Executive Officer

Attest:

By:	/s/ Robert J. LaForest
Robert J. LaForest
Associate General Counsel and Assistant Secretary

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